EXHIBIT 16.1


                             BARRY L. FRIEDMAN, P.C.
                           Certified Public Accountant

1582 TULITA DRIVE                                    OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                              FAX NO. (702) 896-0278




Securities and Exchange Commission 450 5th Street N.W.

Washington, D.C. 20549


March 20, 2000


I write you this letter to confirm my resignation, effective June 29, 1999,as your principal accountant to audit your financial statements. Further, I hereby confirm that my report on your financial statements for the two years prior to my resignation did not contain an adverse opinion or a disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years and any subsequent interim period preceding my resignation, there were no disagreements with me on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure. I have reviewed the section entitled "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in the Form 10-K that you plan on filing with the U.S. Securities and Exchange Commission, and I completely agree with all of the statements therein concerning my firm and the services that it performed for Shopping Sherlock, Inc. (formerly Aida Industries, Inc.).

Very truly yours,



"Barry Friedman"
Barry L. Friedman
Certified Public Accountant